fifth amended and restated
receivables purchase agreement
Exhibit 99.3

NEWS RELEASE Investor Contact: Barry Sievert Senior Director, Investor Relations (214) 303-3437 Media Contact: Marguerite Copel Vice President, Corporate Communications (214) 721-1273
Dean Foods Announces Completion of New $4.8 Billion Senior Credit Facility and Return of $1.94 Billion to Shareholders Through Special Cash Dividend of $15.00 Per Share

DALLAS, April 2, 2007– Dean Foods Company (NYSE: DF) today announced the successful recapitalization of its balance sheet through the completion of $4.8 billion of new senior credit facilities and the return of $1.94 billion to shareholders through a $15.00 per share special dividend.
The new facilities consist of a combination of a $1.5 billion 5-year senior secured revolving credit facility, a $1.5 billion 5-year senior secured term loan A, and a $1.8 billion 7-year senior secured term loan B. The Company also replaced its receivables facility with a new three year, $600 million receivables facility. The Company’s publicly traded notes will remain outstanding without modification.
The special dividend declared by Dean Foods’ Board of Directors was paid today to shareholders of record as of March 27, 2007. Shareholders who sell their shares prior to the April 3, 2007 ex-dividend date will also be selling their right to receive the special dividend. Dean Foods common stock will start trading on an ex-dividend basis beginning tomorrow, April 3, 2007, in accordance with NYSE rules. Shareholders are advised to contact their financial advisor for advice regarding their individual situations.
The total number of basic shares outstanding at the close of trading on the record date of March 27, 2007 was 129.6 million, resulting in a total aggregate dividend of $1.94 billion.
For U.S. federal income tax purposes, shareholders will receive a Form 1099-DIV in early 2008 to notify them of the division between the dividend and non-dividend portions of the special dividend. The process of determining these amounts, which entails a comprehensive review and analysis of the Company’s financial history, is well underway. Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of this special dividend.
The $4.8 billion fully underwritten financing package was arranged by J.P. Morgan Securities Inc., Banc of America Securities LLC, and Wachovia Capital Markets, LLC..

fifth amended and restated
receivables purchase agreement
Banc of America Securities LLC acted as financial advisor to Dean Foods on this transaction.
About Dean Foods
Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
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